Exhibit 99.6

February 6, 2007

Daniel C. Montano	Grant Gordon
2877 Paradise Road, Unit 90144	Guthrie Court
Las Vegas, NV 89109	Gleneagles
Perthshire PH3 ISD
Scotland, UK
Thomas Stegmann, M.D.
Spiegel-Str. 10
36100 Petersberg, Germany
Joong-Ki Baik
Sampoong, Apt. 6-201
Wolfgang Priemer	Seo Cho 4 Dong
15 Gaus Street	Seo-Cho Ku
32257 Bunde, Germany	Seoul 137-779, Korea

Re: Opt Out Notification

Dear Stockholders:

I, Alexander G. Montano, hereby opt out entirely of the Controlling Stockholders Agreement and Amendment No. 1 to Controlling Stockholders Agreement, as authorized under section 4, titled “Ability to Opt Out,” of the Controlling Stockholders Agreement. This notice is to be effect as of the date set forth above.

Sincerely,

/s/ Alexander G. Montano
Alexander G. Montano